UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2009

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On April 16, 2009, Pharmacyclics, Inc. a Delaware corporation (the "Registrant"), entered into a global strategic alliance with Servier, the leading French independent pharmaceutical company. The alliance will focus on the research, development, and commercialization of Pharmacyclics' PCI-24781, an orally active, novel, small molecule inhibitor of Pan HDAC enzymes, that is currently in Phase I/II clinical trials in the United States and being developed for the treatment of solid tumors and hematologic malignancies. Under the terms of the agreement, the Registrant grants to Servier the exlusive right to develop and commercialize the Pan HDAC inhibitor product worldwide except for the United States. Servier will pay a royalty to the Registrant on sales outside of the United States. The Registrant will continue to own all rights within the United States. The Registrant will also receive from Servier upfront payments totaling $11.0 million on signing the contract and an additional guaranteed $4.0 million for research collaboration over a 24 month period, paid in equal increments every 6 months with the initial payment due October 1, 2009. Servier will pay for all development costs outside the United States. In addition, the Registrant will receive up to $24.5 million based on the achievement of certain milestones up to and including commercialization.

The foregoing description is qualified in its entirety by reference to the Registrant's Press Release dated April 17, 2009, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01     Other Events.

On April 17, 2009, the Registrant issued a press related to the matters set forth in Item 1.01. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.
Exhibit No.	Description
99.1	Press Release of Pharmacyclics, Inc. dated April 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 22, 2009

PHARMACYCLICS, INC. By: /s/ GLENN RICE Name: Glenn Rice Title: President and Chief Operating Officer

INDEX TO EXHIBITS
Exhibit	Description
99.1	Press Release of Pharmacyclics, Inc. dated April 17, 2009. PDF

         PDF    Also provided in PDF as a courtesy.